Exhibit 99.1

Media Contact: Carol Cassara
(813) 228 0652
cellphone: 408 529 1768

ANCHOR GLASS FILES FOR REORGANIZATION Change-of-control provision prompts re-capitalization; no disruption to company operations expected

     Tampa, FL (April 15, 2002) — Anchor Glass Container Corporation, the nation’s third-largest manufacturer of glass beverage containers, today has filed a pre-negotiated plan of reorganization designed to erase some $50 million of debt. The filing was prompted by liquidity issues raised by change of control provisions in the company’s debt instruments. The pre-negotiated elements of the transaction provide for no disruption to the company’s employees, creditors, customers and overall operations.

     Under terms of the re-capitalization, Anchor’s secured bond holders will retain their $150 million of first mortgage notes that are outstanding, plus receive a consent fee for a waiver of the change-of-control provisions and other non-financial changes to the terms of the notes.

     The company has signed lock-up and support agreements with a majority of its unsecured bondholders, who will receive $50 million in cash. Anchor has also signed lock-up and support agreements with a majority of holders of its Series A preferred stock, who will receive cash payments of $22.5 million. All Series B preferred stock and common stock will be cancelled.

     Under the terms of the plan, secured creditors and all trade vendors will be paid 100 percent of what is due them.

     “The action allows Anchor Glass to re-capitalize and provides us with a more stable financial base for the future,” said Richard M. Deneau, president and chief operating officer of Anchor Glass. It was filed in the U.S. Bankruptcy Court for the Middle District of Florida, Tampa Division, which must approve the restructuring plan.

     In mid-March, Anchor entered into an agreement with Cerberus Capital Management LP, a New York City-based investment management firm, to infuse Anchor with $100 million in new capital, of which $80 million will be in the form of equity capital. The agreement also contemplates that Anchor’s bank line of credit will be replaced with a new $100 million credit facility. A new board of directors will be elected.

     Deneau said that the triggering of a change-of-control provision would have required Anchor to purchase all of its outstanding senior notes and other bonds at 101% of the outstanding principal amount, plus any accrued and unpaid interest.

     “Business is very strong, the best it’s been in 20 years,” he said, “and while we have sufficient operating funds, Anchor does not have the cash or liquidity available to make the bond repurchase, and failing to retire the debt would also have resulted in default under the provisions of our current credit facility.”

     Anchor Glass, which is listed on the NASD’s OTC Electronic Bulletin Board, is closely held.

     Anchor Glass Container Corporation is the third largest manufacturer of glass containers in the United States and employs 2,900 at 12 U.S. locations. The company has been a major glass producer for over 100 years, with roots in the old Anchor Hocking Corporation, which was founded in the late 1800s. It supplies beverage and food producers and manufacturers of consumer products worldwide. The company has been based in Tampa, Fla. since 1983.